Exhibit 8.1

[LETTERHEAD OF GREENBERG TRAURIG, P.A.]

November 24, 2010

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Miami, FL 33134

Ladies and Gentlemen:

We have acted as U.S. Federal income tax counsel to MasTec, Inc., a Florida corporation (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-4, initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 24, 2010 under the Securities Act of 1933, as amended (the “Registration Statement”).

Pursuant to the Registration Statement, the Company is issuing and exchanging up to $115,000,000 principal amount of its new 4.00% Senior Convertible Notes due 2014 (the “New 4.00% Notes”) for its outstanding 4.00% Senior Convertible Notes due 2014 (the “Original 4.00% Notes”) and up to $100,000,000 4.25% Senior Convertible Notes due 2014 (the “New 4.25% Notes” and, together with its New 4.00% Notes, the “New Notes”)) for its outstanding 4.25% Senior Convertible Notes due 2014 (the “Original 4.25% Notes” and, together with the Original 4.00% Notes, the “Original Notes”) (the “Exchange Offer”). The New Notes will be issued under two supplemental indentures (the “Supplemental Indentures”) among MasTec, Inc., as issuer, the guarantors and U.S. Bank National Association, as trustee, to the Indenture dated as of June 5, 2009 (the “Base Indenture” and together with the Supplemental Indentures, the “Indenture”).

In connection with the preparation of this opinion letter, we have examined and relied on those documents we have deemed appropriate, including the Registration Statement filed by the Company with the Commission on June 5, 2009, in respect of the Original 4.00% Notes, the Company’s private placement memorandum dated November 4, 2009 in respect of the Original 4.25% Notes and the Registration Statement. In addition, we have obtained the additional information we have deemed relevant and necessary through consultation with or representations from officers and representatives of the Company. Any capitalized terms used but not defined herein have the meaning given them in the Registration Statement.

We hereby confirm that the discussion under the caption “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS,” insofar as that discussion represents legal conclusions or statements of U.S. Federal income tax law, subject to the limitations and conditions set forth therein, accurately describes, and constitutes our opinion as to, the material U.S. Federal income tax consequences relevant to the exchange of an Original Note for a New Note and the acquisition, ownership and disposition of a New Note and the common stock, if any, acquired on a conversion of a New Note.

No opinion is expressed as to any other matter, including any aspect of state, local or non-U.S. tax law. This opinion is based on current U.S. Federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in that law or practice that may affect our opinion unless we are specifically retained to do so. Additionally, the opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement those opinions to reflect any facts or circumstances that may hereafter come to our attention. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption “LEGAL MATTERS.”

Very truly yours,

Greenberg Traurig, P.A.

By:	/s/ Charles E. Stiver, Jr.
Charles E. Stiver, Jr.